EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-169222, 333-188499, 333-130604, 333-120326 and 333-90570) of our report dated August 29, 2013 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2013 Annual Report to Shareholders, which is incorporated by reference in the DeVry Inc. Annual Report on Form 10-K for the year ended June 30, 2013. We also consent to the incorporation by reference of our report dated August 29, 2013 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers
Chicago, Illinois
December 20, 2013